Exhibit 10.1
FIRST AMENDMENT
        THIS FIRST AMENDMENT (this "Amendment") is made and entered into as of February 10, 2020, by and between MARKET CENTER OWNER, LP, a Delaware limited partnership ("Landlord"), and MEDALLIA, INC., a Delaware corporation ("Tenant").

RECITALS
A.Landlord (as successor to BRE Market Street Property Owner, LLC) and Tenant are parties to that certain Office Lease dated March 21, 2019 (the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space (the "Existing Premises") currently containing approximately 8,138 rentable square feet (hereinafter "RSF") comprised of (i) approximately 7,285 RSF in Suite 1850 and (ii) approximately 853 RSF in Suite 1875 on the eighteenth (18th) floor of the building commonly known as Market Center located at 575 Market Street, San Francisco, California 94105 (the "Building").
B.The Lease will expire by its terms on April 30, 2026 (the "Existing Expiration Date"), and the parties wish to extend the term of the Lease on the following terms and conditions.
C.The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 11,887 RSF described as Suite 2300 on the twenty-third (23rd) floor of the Building and shown on Exhibit A attached hereto (the "Expansion Space"), on the following terms and conditions.
D.The Lease describes the Existing Premises as containing approximately 8,138 RSF. Landlord has re-measured the Existing Premises and the parties have agreed to amend the Lease to reflect the results of such re-measurement.
NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1. Re-measurement of Premises. Landlord and Tenant acknowledge and agree that (a) Landlord has re-measured the Existing Premises and the Building, and, according to such re-measurement,(a) the RSF of the Existing Premises is 8,321 RSF comprised of approximately (i) 7,448 RSF in Suite 1850 and (ii) 873 RSF in Suite 1875; (b) the rentable area of the Building is 481,903 RSF and (c) from and after Extension Date (defined in Section 2 below), (i) the rentable areas of the Existing Premises and Premises shall be deemed to be the RSF set forth in the preceding clauses (a) and (b), and (ii) Tenant's Share for Suite 1850 shall be 1.5455% and Tenant's Share for Suite 1875 shall be 0.1812%. Tenant's obligations under the Lease with respect to the Existing Premises shall be unaffected by the above remeasurement until the Extension Date.
2. Extension. The term of the Lease is hereby ex1:ended through the last day of the ninety-eighth (98th) full calendar month following the Expansion Effective Date (defined in Section 3.2 below)

(the "Extended Expiration Date"). The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the "Extension Date") and ending on the Extended Expiration Date shall be referred to herein as the "Extended Term".
3. Expansion.
3.1 Effect of Expansion. Effective as of the Expansion Effective Date, the Premises shall be increased from 8,138 RSF on the eighteenth (18th) floor to 20,025 RSF on the eighteenth ( 18 1h) (8,138 RSF) and twenty-third (23rd) (I 1 887 RSF) floors by the addition of the

Expansion Space, and, from and after the Expansion Effective Date, the Existing Premises and the Expansion Space shall collectively be deemed the Premises; however, from and after the Extension Date, as a consequence of the remeasurement of the Existing Premises described in Section 1 above, the Premises shall be deemed further increased from 20,125 RSF to 20,208 RSF (i.e., 8,321 RSF on the eighteenth (18th) floor and 11,887 RSF on the twenty third (23rd) floor of the Building), assuming the Expansion Effective Date has occurred. The term of the Lease for the Expansion Space (the “Expansion Term”) shall commence on the Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Expiration Date. From and after the Expansion Effective Date, the Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Expansion Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Expansion Space.
3.2. Expansion Effective Date. As used herein, “Expansion Effective Date” means the date that is five (5) months after the Expansion Delivery Date (defined below). As used herein, “Expansion Delivery Date” means the date on which Landlord delivers possession of the Expansion Space to Tenant free from occupancy by any party. Notwithstanding the foregoing, the five (5) month period described in the first (1st) sentence of this Section 3.2 will be extended on a day-for-day basis for each day of Landlord Delay (defined in the Work Letter attached hereto as Exhibit B.) Except as otherwise set forth in this Amendment (including Section 3.1, above), during the period beginning on the Expansion Delivery Date and ending on the date immediately preceding the Expansion Effective Date, all provisions of the Lease relating to the Expansion Space shall apply as if the Expansion Effective Date had occurred; provided, however, that during such period (a) Tenant shall not be required to pay Base Rent or Tenant’s Share of Expenses and Taxes for the Expansion Space, and (b) Tenant may not conduct business in the Expansion Space.
3.2. Confirmation Letter. At any time after the Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) days after receiving it.
4. Base Rent.
4.1. Existing Premises During Extended Term. With respect to the Existing Premises during the Extended Term, the schedule of Base Rent shall be as follows (calculated assuming that the Existing Premises contains 8,321 RSF based upon the remeasurement described in Section 1 above):

Period of Extended Term	Annual Rate Per RSF (rounded to the nearest 100th of a dollar)	Monthly Base Rent
5/1/26 – 3/31/27	$103.31	$71,636.88
4/1/27 – 2/29/28	$106.41	$73,786.47
3/1/28 – Extended Expiration Date	$109.60	$76,000.06
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
4.2. Expansion Space During Expansion Term. With respect to the Expansion Space during the Expansion Term, the schedule of Base Rent shall be as follows:

Period During Expansion Term	Annual Rate Per RSF (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Expansion Effective Date through last day of 12th full calendar month of Expansion Term	$89.00	$88,161.92
13th through 24th full calendar months of Expansion Term	$91.67	$90,806.77
25th through 36th full calendar months of Expansion Term	$94.42	$93,530.98
37th through 48th full calendar months of Expansion Term	$97.25	$96,336.91
49th through 60th full calendar months of Expansion Term	$100.17	$99,227.01
61st through 72nd full calendar months of Expansion Term	$103.18	$102,203.82
73rd through 84th full calendar months of Expansion Term	$106.27	$105,269.94
85th through 96th full calendar months of Expansion Term	$109.46	$108,428.04
97th full calendar month of Expansion Term through last day of Expansion Term	$112.74	$111,680.88
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease. Notwithstanding the foregoing, Base Rent for the Expansion Space shall be abated, in the amount of $88,161.92 per month, for the first two (2) full calendar months of the Expansion Term; provided, however, that (a) if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured; and (b) Landlord, at its option, may cancel all or any portion of any such abatement that has not yet been applied, by notifying Tenant of such cancellation and paying Tenant the amount of such unapplied abatement, in which event the parties, at Landlord’s option, shall execute a commercially reasonable amendment to the Lease prepared by Landlord memorializing such cancellation.

5. Letter of Credit.
Replacement. Upon Tenant’s execution hereof, the Letter of Credit Amount under Exhibit F of the Lease shall be increased from $330,000 to $917,975.60 and Tenant shall deliver to Landlord, as collateral for Tenant’s performance of its obligations under the

Lease, either (a) a replacement standby, unconditional, irrevocable, transferable Letter of Credit in the new Letter of Credit Amount, which conforms to the terms of Section 5 of Exhibit F of the Lease or (b) an amendment to the existing Letter of Credit increasing the face amount thereof to the new Letter of Credit Amount. If Tenant elects to deliver a new Letter of Credit pursuant to the provisions of clause (a) above, then, upon receipt of such Letter of Credit, Landlord will promptly return to Tenant the original Letter of Credit in the face amount of $330,000, and will use commercially reasonable efforts to cooperate with Tenant in effecting the termination of such original Letter of Credit.
5.1. Reduction of Letter of Credit. Section 5.6 of Exhibit F to the Lease is hereby deleted and replaced with the following:
“5.6 Reduction of Letter of Credit Amount. Notwithstanding any contrary provision hereof, provided that no Default then exists, the Letter of Credit Amount shall be reduced as follows: (i) by $165,000.00 as of April 1, 2022 and (ii) by $195,991.87 promptly following the date that Tenant provides Landlord with audited financial statements that show four (4) consecutive quarters of positive cash flow from Tenant’s operations (not investment activity); if audited financial statements are not available, such financial statements must be certified as accurate by Tenant’s Chief Financial Officer. If the Letter of Credit Amount is reduced in accordance with this Section 5.6, Tenant shall either (a) deliver to Landlord a new Letter of Credit in the amount of the Reduced Amount and otherwise satisfying the LC Requirements, whereupon Landlord shall return the Letter of Credit then held by Landlord (the “Existing Letter of Credit”) to Tenant within 30 days after the later of Landlord’s receipt of such new Letter of Credit or the Reduction Effective Date, or (b) deliver to Landlord an amendment to the Existing Letter of Credit, executed by and binding upon the issuer of the Existing Letter of Credit and in a form reasonably acceptable to Landlord, reducing the amount of the Existing Letter of Credit to the Reduced Amount, whereupon Landlord shall execute and return such amendment to Tenant within 30 days after the later of Landlord’s receipt of such amendment or the Reduction Effective Date.”
6. Tenant’s Share. With respect to the Expansion Space during the Expansion Term, Tenant’s Share shall be 2.4667%.
7. Expenses and Taxes.
7.1. Existing Premises During Extended Term. With respect to the Existing Premises during the Extended Term, Tenant shall pay for Tenant’s Share (as described in Section 1 above) of Expenses and Taxes in accordance with the terms of the Lease.
7.2. Expansion Space During Expansion Term. With respect to the Expansion Space during the Expansion Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Expansion Space during the Expansion Term, the Base Year for Expenses and Taxes shall be the calendar year 2020.
8. Improvements to Existing Premises and Expansion Space.
Configuration and Condition of Existing Premises and Expansion Space. Tenant acknowledges that it is in possession of the Existing Premises and that it has inspected the Expansion Space, and agrees to accept each such space in its existing configuration and condition (or, in the case of the Expansion Space, in such other configuration and condition as any existing tenant of the Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment. Notwithstanding the foregoing, Landlord shall deliver the Expansion Space to Tenant with all Building systems serving the Expansion Space in good operating condition, and, except as triggered by Tenant’s particular use (as opposed to general office use), Landlord, at its sole cost and expense shall deliver the “path of travel” and the existing Building-standard restrooms on the 23rd floor of the Building in compliance with Law, provided that Landlord’s failure to perform such work would prohibit Tenant from obtaining or maintaining a temporary certificate of occupancy or its equivalent for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or would otherwise materially, adversely affect Tenant’s use of the Premises; if it is determined that modifications to the existing restrooms on the 23rd floor are required by applicable Law, Landlord agrees to provide an increase in the Allowance (defined in Exhibit B attached hereto), equal to the cost of performing such upgrades as reasonably determined by Landlord based upon Landlord’s contractor’s estimate of the cost of performing such work, and Tenant will have ten (10) Business Days following notice from Landlord of the amount of such increase in the Allowance to elect to have the Allowance so increased, in which event it shall be Tenant’s obligation to perform all work necessary to bring such restrooms into compliance with applicable Law and Landlord will have no responsibility therefor. If Tenant does not elect to receive such increased Allowance amount, Landlord will perform such work using its own contractor, in which event Landlord will complete such work on or before the substantial completion of the Tenant Improvements (defined in Exhibit B attached hereto) unless Landlord is delayed by force majeure or the acts or omissions of Tenant or Tenant’s employees, representatives, suppliers, contractors or vendors. Landlord may perform any such work concurrently with Tenant’s performance of the Tenant Improvements pursuant to Exhibit B attached hereto provided that Landlord coordinates the performance of such work with Tenant to avoid any unreasonable interference with Tenant’s performance of the Tenant Improvements. Notwithstanding the foregoing, Landlord shall have the right to contest in good faith any alleged violation of law, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law.
8.1. Responsibility for Improvements to Existing Premises and Expansion Space. Tenant shall be entitled to perform improvements to the Expansion Space, and to receive an allowance from Landlord for such improvements, in accordance with Exhibit B attached hereto.
9. Elevator Lobby Signage.
9.1. Tenant’s Right to Elevator Lobby Signage. Subject to the terms of this Section 9, during the Expansion Term, Tenant shall have the right to install, maintain, repair, replace and operate a sign (“Tenant’s Elevator Lobby Signage”) bearing Tenant’s Name (defined below) in the elevator lobby of the twenty-third (23rd) floor of the Building. As used herein, “Tenant Name” means, at any time, at Tenant’s discretion,(i) the name of Tenant set forth in the first paragraph of the Lease (“Tenant’s Existing Name”), or (ii) if Tenant’s name is not then Tenant’s Existing Name, then Tenant’s name, provided that such name is compatible with a first-class office building, as determined by Landlord in its reasonable discretion, and/or (iii) Tenant’s logo, provided that such logo is compatible with a first-class office building, as determined by Landlord in its reasonable discretion. Notwithstanding any contrary provision hereof, (i) Tenant’s rights under this Section 9 shall be personal to the party named as Tenant in the first paragraph of the Lease (“Original Tenant”) and to any successor to Original Tenant’s interest in the Lease that acquires its interest in the Lease solely by means of one or more Permitted Transfers originating with Original Tenant, and may not be transferred to any other party.
9.2. Landlord’s Approval. The size, color, materials and all other aspects of the Elevator Lobby Signage, including its exact location and any provisions for illumination, shall be subject to Landlord’s approval, which may be withheld in Landlord’s reasonable discretion; provided, however, that Landlord’s approval as to aesthetic matters may be withheld in Landlord’s sole and absolute (but good faith) discretion.
9.3. General Provisions. Tenant, at its expense, shall design, fabricate, install, maintain, repair, replace, operate and remove the Elevator Lobby Signage, in each case in a first- class manner consistent with a first-class office building and in compliance with all applicable Laws. Not later than the date of expiration or earlier termination of the Lease (or, if earlier, the date on which Tenant becomes no longer entitled to Elevator Lobby Signage under this Section 9), Tenant, at its expense, shall remove the Elevator Lobby Signage and restore all damage to the Building caused by its installation, operation or removal. Notwithstanding any contrary provision of the Lease, Tenant, not Landlord, shall, at its expense, (i) cause its property insurance policy to cover the Elevator Lobby Signage, and (ii) promptly repair the Elevator Lobby Signage if it is damaged by any Casualty. Except as may be expressly provided in this Section 9, the installation, maintenance, repair, replacement, removal and any other work performed by Tenant affecting the Elevator Lobby Signage shall be governed by the provisions of Sections 7.2 and 7.3 of the Lease as if such work were an Alteration. The costs of any utilities consumed in operation of the Elevator Lobby Signage shall be paid by Tenant upon Landlord’s demand in accordance with Section 3 of the Lease.
10. Extension Option.
10.1. Grant of Option; Conditions. Tenant shall have the right (the “Extension Option”) to extend the term of the Lease (as previously extended by Section 2 above) for one (1) additional period of five (5) years with respect to the entire Premises (including the Expansion Space and the Existing Premises) only beginning on the day immediately following the Extended Expiration Date and ending on the 5th anniversary of the Extended Expiration Date (the “Extension Term”), if:
A. not less than 12 and not more than 15 full calendar months before the Extended Expiration Date, Tenant delivers written notice to Landlord (the “Extension Notice”) electing to exercise the Extension Option;
B. no Default exists when Tenant delivers the Extension Notice;
C. no more than twenty five percent (25%) of the Premises (including the Premises and the Existing Premises) is sublet when Tenant delivers the Extension Notice; and
D. Tenant’s interest in the Lease has not been assigned (except in connection with a Permitted Transfer) before Tenant delivers the Extension Notice.

10.2. Terms Applicable to Extension Term.
A. During the Extension Term, (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market (defined in Section 10.5 below) rate per rentable square foot; (b) the Base Rent rate shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate; and
(c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease.
B. During the Extension Term Tenant shall pay Tenant’s Share of Expenses and Taxes for the Premises in accordance with the Lease (as amended hereby), except that the Base Year for Taxes and Expenses shall be the calendar year in which the Extension Term commences.
10.3. Procedure for Determining Prevailing Market.
A. Landlord’s Notice. Within 30 days after receiving the Extension Notice, Landlord shall give Tenant written notice (“Landlord’s Notice”) stating Landlord’s estimate of the Prevailing Market rate for the Extension Term. Tenant, within 15 days thereafter, shall give Landlord either (i) written notice (“Tenant’s Binding Notice”) accepting Landlord’s estimate of the Prevailing Market rate for the Extension Term stated in Landlord’s Notice, or (ii) written notice (“Tenant’s Rejection Notice”) rejecting such estimate. If Tenant fails to timely respond, Tenant will be deemed to have delivered Tenant’s Binding Notice. If Tenant gives Landlord a Tenant’s Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Extension Term. If, within 30 days after delivery of a Tenant’s Rejection Notice (the “Negotiation Period”), the parties fail to agree in writing upon the Prevailing Market rate, each party shall make and deliver to the other separate determination of the Fair Market Rent within five (5) business days following the date of expiration of the Negotiation Period, and such determinations shall be submitted to arbitration in accordance with Section 10.3.B below (for avoidance of doubt, the separate determination of Prevailing Market rate made by each party may differ from any other statement or determination of Prevailing Market rate previously made by such party).
B. Procedure.
(i) Landlord and Tenant shall each appoint one (1) arbitrator who shall be a real estate broker who has been active in the leasing of first-class commercial office space in the San Francisco Financial District over the five (5) year period ending on the date of such appointment. The arbitrators shall be instructed to determine only whether Landlord’s or Tenant’s submitted Prevailing Market rate determination is the closest to the actual Prevailing Market rate, taking into account the requirements set forth in Section 10.5 below. Each such arbitrator shall be appointed within fifteen (15) days after the date of expiration of the Negotiation Period. Landlord and Tenant may consult with their selected arbitrators prior to appointment and each may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant are referred to herein as “Advocate Arbitrators.”

(ii) The two (2) appointed Advocate Arbitrators shall be specifically required pursuant to the term of their engagement to agree upon and appoint a third arbitrator (“Neutral Arbitrator “) within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator; the Neutral Arbitrator must be qualified under the same criteria set forth herein above for qualification of the two Advocate Arbitrators, however neither Landlord nor Tenant nor either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.
(iii) The three arbitrators shall, within thirty (30) days following the appointment of the Neutral Arbitrator, reach a decision as to whether Landlord’s or Tenant’s submitted determination of Prevailing Market rate most closely reflects the Prevailing Market rate for the Premises (the decision of a majority of the three arbitrators shall be binding), and shall notify Landlord and Tenant of such decision.
(iv) If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the expiration of the Negotiation Period, then either party may petition the presiding judge of the Superior Court of San Francisco County to appoint such Advocate Arbitrator subject to the criteria set forth above, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.
(v) If the two (2) Advocate Arbitrators fail to timely agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of San Francisco County to appoint the Neutral Arbitrator, subject to criteria set forth above, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.
(vi) The cost of the arbitration shall be paid by Landlord and Tenant equally.
(vii) In the event that the Prevailing Market rate has not been determined as described above as of the commencement of the Extended Term, then as of the commencement of the Extension Term, Tenant will pay an amount equal to the Prevailing Market rate determination initially submitted by Landlord to Tenant, and upon the final determination of the Prevailing Market rate, the payments made by Tenant shall be reconciled with the actual Prevailing Market rate due, and the appropriate party shall make any corresponding payment to the other party.
10.4. Extension Amendment. If Tenant is entitled to and properly exercises the Extension Option, and if the Prevailing Market rate for the Extension Term is determined in accordance with Section 10 .3 above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (the “Extension Amendment”) reflecting changes in the Base Rent, the term of the Lease, the expiration date of the Lease, and other appropriate terms in accordance with this Section 10, and Tenant shall execute and return (or provide Landlord with reasonable objections to) the Extension Amendment within 15 days after receiving it. Notwithstanding the foregoing, upon determination of the Prevailing Market rate for the Extension Term in accordance with Section 10.3 above, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.
10.5. Definition of Prevailing Market. For purposes of the Extension Option, “Prevailing Market” shall mean the arms-length, fair-market, annual rental rate per rentable square foot under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and in office buildings comparable to the Building in the San Francisco financial district area (“Comparable Buildings”). The determination of Prevailing Market shall take into account (i) the length of the term, (ii) any material economic differences between the terms of the Lease (as amended hereby) and any comparison lease or amendment, such as rent abatements, tenant improvements/allowances and other concessions (and that no such concessions will be granted to Tenant during the Extension Term), and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; (iii) any material differences in configuration or condition between the Premises and any comparison space, including any cost that would have to be incurred in order to make the configuration or condition of the comparison space similar to that of the Premises; and any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease. The Prevailing Market rate shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations in connection with Tenant’s lease of the Premises during the Extension Term or whether any then-existing financial security should be appropriately adjusted (increased or reduced, as the case may be). Such determination shall be made by reviewing the extent of financial security then generally being imposed in comparable transactions in Comparable Buildings from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).
11. Right of First Offer.
11.1. Grant of Option; Conditions.
A. Subject to the terms of this Section 11, during the first 36 full calendar months of the Expansion Term (the “ROFO Term”), Tenant shall have a right of first offer (the “Right of First Offer”) to lease any full floor of the Building shown on the demising plan attached to the Lease (“Potential Offering Space”). Tenant’s Right of First Offer shall be exercised as follows: At any time after Landlord has determined that a Potential Offering Space has become Available (defined below), but before leasing such Potential Offering Space to a third party, Landlord, subject to the terms of this Section 11, shall provide Tenant with a written notice (for purposes of this Section 11, an “Advice”) advising Tenant of the material terms on which Landlord is prepared to lease such Potential Offering Space (sometimes referred to herein as an “Offering Space”) to Tenant, which terms shall be consistent with Section 11.2 below. For purposes hereof, a

Potential Offering Space shall be deemed to become “Available” as follows:
(i) if such Potential Offering Space is not leased to a third party as of the date of mutual execution and delivery of this Amendment, such Potential Offering Space shall be deemed to become Available any time after Landlord has leased such Potential Offering Space to a third party tenant and Landlord has determined that such third party Tenant’s lease will expire and neither such third party tenant nor any occupant of such Potential Offering Space claiming under such third-party tenant, will not extend or renew the term of its lease, or enter into a new lease, for such Potential Offering Space; and (ii) if such Potential Offering Space is leased to a third party tenant as of the date of mutual execution and delivery of this Amendment, such Potential Offering Space shall be deemed to become Available when Landlord has determined that such third-party tenant, and any occupant of such Potential Offering Space claiming under such third-party tenant, will not extend or renew the term of its lease, or enter into a new lease, for such Potential Offering Space. Upon receiving an Advice, Tenant may lease the Offering Space, in its entirety only, on the terms set forth in the Advice, by delivering to Landlord a written notice (for purposes of this Section 11.1, a “Notice of Exercise”) within five (5) business days after receiving the Advice.
B. If Tenant receives an Advice but does not deliver a Notice of Exercise within the period of time required under Section 11.1.A above, Landlord may lease the Offering Space to any party on any terms determined by Landlord in its sole and absolute discretion.
C. Notwithstanding any contrary provision hereof, (i) Landlord shall not be required to provide Tenant with an Advice if any of the following conditions exists when Landlord would otherwise deliver the Advice; and (ii) if Tenant receives an Advice from Landlord, Tenant shall not be entitled to lease the Offering Space based on such Advice if any of the following conditions exists:
(1) a Default exists; or
(2) no more than twenty five percent (25%) of the Premises is sublet (other than pursuant to a Permitted Transfer); or
(3) the Lease has been assigned (other than pursuant to a Permitted Transfer).
If, by operation of the preceding sentence, Landlord is not required to provide Tenant with an Advice, or Tenant, after receiving an Advice, is not entitled to lease the Offering Space based on such Advice, then Landlord may lease the Offering Space to any party on any terms determined by Landlord in its sole and absolute discretion.
11.2. Terms for Offering Space.
A. The term for the Offering Space shall be coterminous with the term for the balance of the Premises.
B. The term for the Offering Space shall commence on the commencement date stated in the Advice and thereupon the Offering Space shall be considered a part of the Premises subject to the provisions of the Lease; provided, however, that the provisions of the Advice shall prevail to the extent they conflict with the provisions of the Lease.
C. Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the provisions of the Advice, which shall reflect the market rate for the Offering Space as determined in Landlord’s reasonable judgment, but in no event reflecting dissimilar rents and concessions from any recent leases or amendments completed by Landlord in the building.
D. Except as may be otherwise provided in the Advice, (i) the Offering Space shall be accepted by Tenant in its configuration and condition existing when Landlord tenders possession of the Offering Space to Tenant, without any obligation on the part of Landlord to perform or pay for any alterations or improvements thereto; and (ii) if Landlord is delayed in delivering possession of the Offering Space by any holdover or unlawful possession of the Offering Space by any party, Landlord shall use reasonable efforts to obtain possession of the Offering Space and any obligation of Landlord to tender possession of, permit entry to, or perform alterations to the Offering Space shall be deferred until after Landlord has obtained possession of the Offering Space, and any obligations of Tenant with respect to the Offering Space shall likewise be deferred.
11.3. Termination of Right of First Offer; One-Time Right.
A. Notwithstanding any contrary provision hereof, Landlord shall not be required to provide Tenant with an Advice, and Tenant shall not be entitled to exercise its Right of First Offer after the last day of the 36th full calendar month of the Expansion Term.
B. Notwithstanding any contrary provision hereof, Landlord shall not be required to provide Tenant with an Advice, and Tenant shall not be entitled to exercise its Right of First Offer, with respect to any Potential Offering Space after the date, if any, on which Landlord becomes entitled to Lease such Potential Offering Space to a third party under Section 11.1.B or 11.C above.
11.4. Offering Amendment. If Tenant validly exercises the Right of First Offer, Landlord, within a reasonable period of time thereafter, shall prepare and deliver to Tenant an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, the rentable square footage of the Premises, Tenant’s Share, and other appropriate terms in accordance with this Section 11. Tenant shall execute and return (or provide Landlord with reasonable written objections to) the Offering Amendment within 15 days after receiving it, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.
11.5. Subordination. Notwithstanding any contrary provision hereof, the Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Project existing on the date hereof to the extent identified on Exhibit D hereto.
12. Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

12.1. Parking. Tenant may park in the Building’s parking facilities (the “Parking Facility”), in common with other tenants of the Building, upon the following terms and conditions. Tenant shall not use more than one (1) unreserved parking space, at the rate of $440.00 per space per month, as such rate may be adjusted from time to time to reflect Landlord’s then current rates. Tenant shall pay Landlord, in accordance with Section 3 of the Lease, any fees for the parking spaces described above. Tenant shall pay Landlord any fees, taxes or other charges imposed by any governmental or quasi-governmental agency in connection with the Parking Facility, to the extent such amounts are allocated to Tenant by Landlord based on the number and type of parking spaces Tenant is entitled to use. Tenant shall comply with all rules and regulations established by Landlord from time to time for the orderly operation and use of the Parking Facility, including any sticker or other identification system and the prohibition of vehicle repair and maintenance activities in the Parking Facility. Landlord may, in its discretion, allocate and assign parking passes among Tenant and the other tenants in the Building. Tenant’s use of the Parking Facility shall be at Tenant’s sole risk, and Landlord shall have no liability for any personal injury or damage to or theft of any vehicles or other property occurring in the Parking Facility or otherwise in connection with any use of the Parking Facility by Tenant or its employees or invitees. Landlord may alter the size, configuration, design, layout or any other aspect of the Parking Facility, and, in connection therewith, temporarily deny or restrict access to the Parking Facility, in each case without abatement of Rent or liability to Tenant. Landlord may delegate its responsibilities hereunder to a parking operator, in which case (i) such parking operator shall have all the rights of control reserved herein by Landlord, (ii) Tenant shall enter into a parking agreement with such parking operator, (iii) Tenant shall pay such parking operator, rather than Landlord, any charge established hereunder for the parking spaces, and (iv) Landlord shall have no liability for claims arising through acts or omissions of such parking operator except to the extent caused by Landlord’s gross negligence or willful misconduct. Tenant’s parking rights under this Section 12.1 are solely for the benefit of Tenant’s employees and invitees and such rights may not be transferred without Landlord’s prior consent (which will not be unreasonably withheld in the case of a proposed transfer to a subtenant or assignee pursuant to a sublease or assignment carried out in accordance with the terms of the Lease).
12.2. California Public Resources Code § 25402.10. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Building, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or mortgage lender under California Public Resources Code § 25402.10 or any similar law.
12.3. California Civil Code Section 1938. Pursuant to California Civil Code § 1938(a), Landlord hereby states that the Existing Premises and the Expansion Space have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52). Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows:
A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.
In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Existing Premises or the Expansion Space, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Amendment or the Lease, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Existing Premises or the Expansion Space, as applicable.

13. Miscellaneous.
13.1. This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.
13.2. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
13.3. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
13.4. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.
13.5. Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.
13.6. Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers other than JLL claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant. Landlord shall pay any commissions owed to the aforementioned brokers in connection with this Amendment pursuant to a separate written agreement.
[SIGNATURES ARE ON FOLLOWING PAGE]

LANDLORD:

MARKET CENTER OWNER, LP,
a Delaware limited partnership

By: Market Center Owner GP, LLC,
Market Center Owner, GA, LLP, Its General Partner,
/s/ Peter Brinkley

TENANT:
MEDALLIA, INC.,
a Delaware corporation
/s/ Roxanne Oulman
EVP, Chief Financial Officer

/s/ Drew Grasham
EVP and General Counsel

PLEASE COMPLY WITH SIGNATURE REQUIREMENTS ATTACHED ON NEXT PAGE]

SIGNATURE REQUIREMENTS FOR TENANT

1.Tenant must provide Landlord:

(A)A certificate from the California Secretary of State confirming that Tenant is qualified to do business in California; and

(B)A certificate from the Secretary of State of the state Delaware, confirming that Tenant is in good standing and qualified to do business in Delaware.

2.Tenant must satisfy one of the following requirements, in addition to the requirements set forth in Section 1:

(A)The Amendment should be signed by two (2) of Tenant’s officers: one officer being the chairperson of the board, the president or a vice president, and the second officer being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one person holds both categories of offices, that person should sign the Amendment in both of those capacities; or

(B)Tenant should provide Landlord a copy of a corporate resolution signed by all directors of the corporation and in a form reasonably acceptable to Landlord authorizing the person or persons designated to sign the Amendment on behalf of Tenant to do so.

1

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

575 MARKET STREET - - 23RD FLOOR

{2003-02494/00956638;2} A-1

EXHIBIT B WORK LETTER

As used in this Exhibit B (this “Work Letter”), the following terms shall have the following meanings:

(i) “Premises” means the Expansion Space;

(ii) “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter;

(iii) “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements;

(iv) “law” means Law; and

(v) “Agreement” means the amendment of which this Work Letter is a part.

1ALLOWANCE.

1.1 Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of $90.00 per rentable square foot of the Premises ($1,069,830) to be applied toward the Allowance Items (defined in Section 1.2 below). Except as set forth herein, Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items (defined below), to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Notwithstanding any contrary provision of this Agreement, if Tenant fails to request the disbursement of the entire Allowance within 1 year following the Expansion Effective Date (as extended by Landlord Delay and Force Majeure), the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

1.2 Disbursement of Allowance.

1.2.1 Allowance Items. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”): (a) the fees of Tenant’s architect and engineers, if any, and any Review Fees (defined in Section 2.3 below);(b) [Intentionally Omitted]; (c) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (d) the cost of performing the Tenant Improvement Work, including demolition costs, after-hours charges, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions; (e) the cost of any change to the base, shell or core of the Premises or Building required by Tenant’s plans and specifications (the “Plans”) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (f) the cost of any change to the Plans or the Tenant Improvement Work required by law; (g) the Coordination Fee (defined in Section 2.3 below);(h) sales and use taxes; and (i) all other costs expended by Tenant in connection with the performance of the Tenant Improvement Work. Notwithstanding anything to the contrary in this Work Letter, the Lease or the Amendment, Tenant shall not be obligated to pay for any freight elevator costs, electricity or water used by Tenant during the construction of the Tenant Improvement Work.

1.2.2 Disbursement of Allowance. During the design and construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Allowance for Allowance Items as follows:

(ii)Monthly Disbursements. Tenant will have the option to receive monthly draws from the Allowance in accordance with this Section 1.2.2.1. If Tenant elects to receive monthly draws, then on or before the fifth (5th) day of each calendar month (or such other date as Landlord may reasonably designate), during the design and construction of the Tenant Improvements, Tenant shall deliver to Landlord: (i) a request for payment, approved by Tenant, in a form approved by Landlord, including a schedule of values and showing the percentage of completion, by trade, of the Tenant Improvements which details the portion of the work completed and the portion not completed;invoices from Tenant’s contractors, engineers and vendors/suppliers (“Tenant’s Agents”) for labor rendered and materials delivered together with evidence that the same have been paid by Tenant;executed conditional mechanic's lien releases from all of Tenant's Agents who, along with unconditional mechanics’ lien releases with respect to payments made pursuant to Tenant's prior submission hereunder, shall comply with all applicable laws; and (iv) all other information reasonably requested by Landlord (collectively, an “Allowance Draw Request”). Tenant's delivery of an Allowance Draw Request shall, as between Landlord and Tenant, be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Thereafter, Landlord shall deliver a check to Tenant within thirty (30) days in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in the Allowance Draw Request, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the approved plans, or due to any substandard work, or for any other commercially reasonable reason. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request. If Tenant elects not to receive monthly draws pursuant to this Section 1.2.2.1, the Allowance will be funded in accordance with Section 1.2.2.2 below.

1.2.2.1 Final Retention. A check for the Final Retention (if Tenant previously elected to receive monthly draws of the Allowance pursuant to Section 1.2.2.1 above) or for the applicable Allowance amount (if Tenant did not elect to receive monthly draws) shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of the Tenant Improvements, provided that (i) Tenant delivers to Landlord properly executed final/unconditional mechanics’ lien releases from all of Tenant's Agents in compliance with all applicable laws; (ii) Landlord has determined that no substandard work exists which adversely affects the Base Building systems or Base Building, or any other tenant's use of such other tenant's leased premises in the Building; (iii) Tenant’s architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvements has been substantially completed; (iv) Tenant supplies Landlord with evidence that all required governmental approvals required for Tenant to legally occupy the Premises have been obtained; and (v) Tenant has fulfilled its obligations pursuant to the terms of clause (i) of Section 1.2.3 below and has otherwise complied with Landlord's standard “close-out” requirements regarding city approvals, closeout tasks, closeout documentation regarding the general contractor, financial close-out matters, and tenant vendors.

Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with the California Civil Code, shall furnish a copy thereof to Landlord upon such recordation, and shall timely give all notices required pursuant to the California Civil Code. Within thirty (30) days following the completion of construction, (i) Tenant shall cause Tenant’s architect and contractor (A) to update the approved plans for the Tenant Improvements as necessary to reflect all changes made to such plans during the course of construction, (B) to certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord such updated drawings in accordance with Landlord’s then current CAD Format Requirements, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

1.3 Demolition Allowance. Tenant shall be entitled to a one-time allowance (the “Demolition Allowance”) in the amount of $118,870.00 (i.e. $10.00 per rentable square foot of the Premises) to reimburse Tenant’s reasonable costs of demolishing the existing improvements in the Premises. Landlord shall disburse the Demolition Allowance to Tenant within 30 days after receiving copies of paid invoices from Tenant’s contractor or subcontractors for the amounts covered by the disbursement. Notwithstanding any contrary provision of the Lease, if the entire Demolition Allowance is not used pursuant to this Section 1.3, then the unused amount shall be added to the Allowance.

2MISCELLANEOUS.

2.1 Applicable Lease Provisions. Without limitation, but subject to the terms of this Work Letter, the Tenant Improvement Work will constitute Tenant-Insured Improvements and shall be subject to Sections 7.2 and 7.3 and Article 8 of the Lease; provided, however, Tenant shall not be required to (i) pay any construction management or other similar fees, or Landlord’s fees or reimbursable expenses except as set forth in Section 2.3 below, or (ii) pay any additional security or maintain any performance bond in connection with the performance of the Tenant Improvement Work.

2.2 Plans and Specifications. Landlord shall provide Tenant with notice approving or disapproving any proposed plans and specifications for the Tenant Improvement Work within the Required Period (defined below) after the later of Landlord’s receipt thereof from Tenant or the mutual execution and delivery of this Agreement. As used herein, “Required Period” means (a) 10 business days in the case of construction drawings, and (b) 5 business days in the case of any other plans and specifications (including a space plan). Any such notice of disapproval shall describe with reasonable specificity the basis for Landlord’s disapproval and the changes that would be necessary to resolve Landlord’s objections. Landlord hereby approves of Tenant’s use of As-Is as architect and GCI General Contractors as a contractor.

2.3 Review Fees; Coordination Fee. Tenant shall reimburse Landlord, upon demand, for any fees reasonably incurred by Landlord for review of the Plans by Landlord’s third party consultants (“Review Fees”). In consideration of Landlord’s coordination of the Tenant Improvement Work, Tenant shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to 3% of the Allowance, which Landlord may deduct from the Allowance as an Allowance Item.

2.4 Tenant Default. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement beyond any applicable notice and cure periods before the Tenant Improvement Work is completed, then (a) until such time as such default is cured, Landlord’s obligations under this Work Letter shall be excused, and Landlord may cause Tenant’s contractor to cease performance of the Tenant Improvement Work, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.

2.5 Representatives.
(a)Tenant’s Representative. Tenant has designated Sydney Doyle (sydney@summitconstructionmgmt.com) (“Tenant’s Representative”), as its representative with respect to the performance of the Tenant Improvements who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of Tenant, unless Tenant provides Landlord with written notice to the contrary.

(b)Landlord’s Representative. Landlord has designated Aaron Killen (akillen@paramount-group.com) (“Landlord’s Representative”) as its representative with respect to the performance of the Tenant Improvements, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord.

2.6 Landlord Delay. The term “Landlord Delay” shall mean an actual delay in the substantial completion of the Tenant Improvements resulting from the (i) failure of Landlord to timely approve or disapprove any drawings or plans within the time periods expressly set forth herein unless such failure is due to inadequacies in the drawings or plans submitted to Landlord; (ii) unreasonable and material interference (when judged in accordance with industry custom and practice) by Landlord, its employees, agents or contractors with the completion of the Tenant Improvements, provided that it shall not be deemed unreasonable and material interference to the extent the allocation of any resources in question (including access to or use of freight elevators) is equitable amongst the tenants needing to use such resources; and (iii) delays due to the acts or failures to act of Landlord, its agents or contractors with respect to payment of the Allowance, in each case unless the same. No Landlord Delay shall be deemed to have occurred unless and until (1) Tenant has provided written notice to Landlord specifying the action or inaction that Tenant contends constitutes a Landlord Delay (such notice may be delivered by electronic mail to Landlord’s construction representative identified in Section 2.5 above), and, (2) if Landlord does not notify Tenant that Landlord disputes the existence of such Landlord Delay but fails to cure any such event or circumstance within two (2) business days following delivery of Tenant’s notice, a Landlord Delay, if applicable, shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days the substantial completion of the Premises is in fact delayed as a result of such action or inaction. Tenant will, however, use reasonable efforts to mitigate the effects of any Landlord Delay through the re-sequencing or re-scheduling of work, if feasible, but this sentence will not be deemed to require Tenant to incur overtime or after-hours costs unless Landlord agrees in writing to bear such costs.

2.7 Other. This Work Letter shall not apply to any space other than the Premises

EXHIBIT C

NOTICE OF LEASE TERM DATES

 , 20

To:

Re:   Amendment (the “Amendment”), dated  , 20  , to a lease agreement dated   , 20  , between    , a
  (“Landlord”), and   , a
  (Tenant”), concerning Suite
 on the
 floor of the building
located at  ,  California (the “Expansion Space”).

Lease ID:   Business Unit Number:

Dear  :

In accordance with the Amendment, Tenant accepts possession of the Expansion Space and confirms that (a) the Expansion Effective Date is  , 20 , and (b) the Extended Expiration Date is  , 20 .

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, under Section 2.3 of the Amendment, Tenant is required to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it.

“Landlord”:

  , a

By:  Name:  Title:
Agreed and Accepted as of  , 20 .

“Tenant”:

  , a

By:  Name:  Title: